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                                                                      EXHIBIT 11


                       COMPUTATION OF PER SHARE EARNINGS
              (Amounts in million, except for per share amounts)


                                                                  Three Months ended
                                                                       March 31,
                                                               -----------------------
                                                                  1996         1995
                                                               ----------   ----------
  Primary

     Weighted average common shares outstanding                21,113,192   15,524,283
     Net effect of dilutive stock options                         597,330      633,293
                                                               ----------   ----------

         Total common shares                                   21,710,522   16,157,576
                                                               ==========   ==========

     Net income to common shareholders                        $   870,000  $ 4,530,000
                                                               ==========   ==========

     Primary earnings per common share                        $       .04  $       .28
                                                               ==========   ==========

  Fully Diluted

     Weighted average common shares outstanding                21,113,192   15,524,283
     Net effect of dilutive stock options                         597,330      633,293
     Effect of convertible preferred stock                      1,666,000         -
                                                               ----------   ----------

         Total common shares                                   23,376,522   16,157,576
                                                               ==========   ==========

     Net income to common shareholders                        $ 1,230,000  $ 4,530,000
                                                               ==========   ==========

     Fully diluted earnings per common share                  $       .05  $       .28
                                                               ==========   ==========





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